Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146867

PALADIN REALTY INCOME PROPERTIES, INC.

SUPPLEMENT NO. 12 DATED SEPTEMBER 2, 2011

TO THE PROSPECTUS DATED APRIL 29, 2010

This document supplements, and should be read in conjunction with, our prospectus dated April 29, 2010 as supplemented by Supplement No. 6 dated April 28, 2011, Supplement No. 7 dated May 31, 2011, Supplement No. 8 dated June 21, 2011, Supplement No. 9 dated July 25, 2011, Supplement No. 10 dated August 10, 2011 and Supplement No. 11 dated August 16, 2011. The purpose of this Supplement No. 12 is to disclose:

•	the status of our public offerings; and

•	an update regarding our dealer manager.

Status of Our Public Offerings and Extension of Offering

We commenced our current follow-on offering of $850,000,000 in shares of common stock on July 28, 2008. Of these shares, we are offering $750,000,000 in our primary offering and $100,000,000 pursuant to our distribution reinvestment plan. Concurrently with the commencement of our current follow-on offering, we terminated our initial public offering. As of September 1, 2011, we had received and accepted subscriptions in our offerings for an aggregate of 6,939,636 shares of our common stock, or $68,736,408, including shares issued under our distribution reinvestment plan. As of September 1, 2011, 81,985,360 shares remained available for sale to the public under our current follow-on offering, including shares available under our distribution reinvestment plan.

On July 22, 2011, we filed a registration statement on Form S-11 with the Securities and Exchange Commission for a follow-on public offering of up to $725,000,000 in shares of common stock, which we refer to as the second follow-on offering. Pursuant to Rule 415 under the Securities Act of 1933, as amended, we have extended the termination date of our current follow-on offering to the earlier of the effective date of the registration statement on Form S-11 for the second follow-on offering or January 24, 2012, which is 180 days after the third anniversary of the initial effective date of the registration statement for this offering.

Update Regarding Our Dealer Manager

As previously disclosed, on July 20, 2011, our advisor, Paladin Realty Advisors, LLC, entered into an agreement to transfer 100% of its ownership interest in our dealer manager, KBR Capital Markets, LLC (formerly known as Paladin Realty Securities, LLC), to KBR Capital Partners, LLC, or KBR Capital Partners. The transfer of the broker-dealer to KBR Capital Partners was completed on September 1, 2011. Notwithstanding the completion of the transfer, FINRA is continuing its review and has the ability to impose certain restrictions or conditions upon our dealer manager or even disapprove the transaction and require us to unwind the transfer.